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                                                                  EXHIBIT 10.904

                          STRATEGIC ALLIANCE AGREEMENT

         This AGREEMENT, dated as of the 20th day of October, 1997 between DAEDALUS ENTERPRISES, INC., a Delaware Corporation with offices at 300 Parkland Plaza, Ann Arbor, Michigan 48103 with a mailing address of P.O. Box 1869, Ann Arbor, Michigan, 48106-1869, (hereinafter referred to as "DAEDALUS") and ERIM INTERNATIONAL, INC., a Michigan Corporation with offices at 3300 Green Road, Ann Arbor, Michigan, 48105, with a mailing address of P.O. Box 134008, Ann Arbor, Michigan, 48113-4008, (hereinafter referred to as "ERIM INT."); (hereinafter referred to collectively as the "PARTIES").

RECITALS

         WHEREAS, DAEDALUS has developed a prototype airborne multispectral digital camera (AMDC) incorporating off-the-shelf third party computer, camera, tape recorder and GPS components combined with a custom filter wheel and controller and special system control, data formatting, and output software, collectively referred to as the "airborne multispectral digital camera system"; and

         WHEREAS, the airborne multispectral digital camera system was developed under a NASA sponsored Small Business Innovation Research (SBIR) contract and the commercial rights to the airborne multispectral digital camera are owned by DAEDALUS; and

         WHEREAS, DAEDALUS is well established in the airborne remote sensing instrument market, and has the capabilities to perform production engineering, manufacturing, marketing, and sales of the airborne multispectral digital camera system; and

         WHEREAS, ERIM INT. is well established in the remote sensing R&D and applications market and has capabilities for the development, production, marketing, and sales of specialized software for image registration, geolocation, rectification, mapping, enhancement, and output; and

         WHEREAS, DAEDALUS and ERIM INT. believe that by working together the PARTIES can create an improved airborne multispectral digital camera system with significantly increased market appeal resulting in significant revenue and profits to the PARTIES; and

         WHEREAS, the PARTIES desire to define and establish between them their respective responsibilities, rights, obligations, working relationships, and remuneration;


         NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, it is agreed as follows:


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ARTICLE 1.  Relationship of the Parties

         ERIM INT. and DAEDALUS hereby agree to develop an Airborne Multispectral Digital Camera System according to the provisions that follow. This relationship shall be nonexcusive and both parties agree that either may enter into other similar development and sales agreements with third parties at their discretion.

         This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership, or formal business organization of any kind. The Parties will operate as independent contractors working together to achieve the objectives outlined in this agreement.

ARTICLE 2.  Expenses

         Each PARTY hereto shall bear all its own expenses incurred in connection with all efforts conducted pursuant to this Agreement, except as otherwise agreed in advance by an instrument in writing signed by a duly authorized officer of each of the Parties.

ARTICLE 3.  DAEDALUS Development Responsibilities

         DAEDALUS shall be responsible for all labor and material costs necessary to convert the prototype AMDC, as illustrated in Attachment A, to a production system for commercial sale including documentation and training materials necessary to train customers in system operation and maintenance and to provide after-sale support including warranty. This effort will be conducted on such a schedule as necessary to permit offering a complete commercial AMDC system for sale by 1 April 1998. In general, Daedalus will be responsible for all airborne components and accessories for the AMDC.

ARTICLE 4.  ERIM INT. Development Responsibilities

         ERIM INT. will be responsible for all labor and materials necessary to develop and produce a complete software system to read AMDC data tapes, coregister and resample individual images to create composite frames, geo-locate AMDC frames, and provide archive and catalog capabilities. This software system will include a graphical user interface and be built as an integrated function of ERDAS Imagine initially operating under Solaris 2.5 on a SUN work station.

         This work will be done in the following two increments to meet the respective schedules:

         1. A basic software system will be built to permit DAEDALUS to meet its requirements for delivery of the prototype AMDC to NASA by 15 November 1997. This software system, built within the ERDAS Imagine software environment, will include the capability outlined in Work Unit I of Attachment B. ERIM INT. will provide a single seat license for this software for delivery to

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                  NASA at no cost to DAEDALUS. This does not include the base
                  ERDAS Imagine software that must be properly licensed and installed by NASA before delivery.

         2. A software system will be built to support the sale of complete AMDC systems to commercial customers and be completed by 1 April 1998. This software system will enhance the basic system of Item 1 above with the capabilities outlined in Work Unit II of Attachment B. It will also operate in accordance with specifications established by ERIM INT. and be accompanied by an operators manual and/or help functions.

ARTICLE 5.  Joint Development Responsibilities of the PARTIES

         The PARTIES will be jointly responsible for the collection and production of sample image data from the AMDC system and software to demonstrate the capabilities of the system and to prepare advertising and sales materials to support marketing of the AMDC system.

         DAEDALUS will be primarily responsible for providing and operating the prototype AMDC system and arranging for aircraft services required.

         DAEDALUS and ERIM INT. will share costs equally for aircraft services relating to the collection, data production and preparation of materials for advertising and marketing purposes, and these costs and activities will be mutually agreed upon in advance.

         The PARTIES agree that the initial collection of sample AMDC data must be performed before the 15 November 1997 delivery of the prototype AMDC system to NASA.

ARTICLE 6.  Future Enhancements of the AMDC System

         It is agreed that the PARTIES intend to continue the development of the AMDC beyond its first commercial version to enhance its capabilities in both data acquisition and data processing and output products. DAEDALUS will have general responsibility for enhancement of the airborne equipment and ERIM INT. will have general responsibility for enhancement of the software system. The PARTIES will mutually agree on the enhancements to be made, the sharing of their costs, and the schedule for completion and offering of enhancements.

ARTICLE 7.  Product Warranty Responsibilities

         DAEDALUS will provide a 12-month warranty for the complete airborne portion of the AMDC system in accordance with its Standard Warranty Policy.



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         ERIM INT. will provide a software warranty for the data processing portion of the complete AMDC system that is mutually agreeable to DAEDALUS and ERIM INT. ERIM INT. will also prepare and offer to customers a software maintenance contract that is mutually agreeable to DAEDALUS and ERIM INT.

         NO WARRANTIES OF ANY KIND ARE PROVIDED BETWEEN ERIM INT. AND DAEDALUS PURSUANT TO THIS AGREEMENT. THIS INCLUDES, BUT IS NOT LIMITED TO ANY EXPRESS OR IMPLIED WARRANTIES, WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 8.  Product Pricing

         The selling price of the complete AMDC system will be a composite of DAEDALUS and ERIM INT. selling prices for their respective portions of the AMDC system. The respective prices will be independently determined based upon each PARTY'S pricing model. The composite price will be reviewed jointly by the PARTIES to determine its market acceptability and, if adjustment is deemed necessary, such adjustment will be made in the price of each PARTY'S portion of the system to the degree mutually agreed upon and the resultant price for each portion of the system will be the price utilized to determine revenue sharing percentage for each PARTY.

ARTICLE  9.  Product Ownership

         Title to and commercial rights to the complete airborne AMDC system shall be retained by DAEDALUS.

         Title to and commercial rights to the complete ground data processing software system shall be retained by ERIM INT.

         Ownership of future enhancements to either the airborne AMDC system or the ground data processing software in those cases where DAEDALUS and ERIM INT. work together to develop such enhancements will be agreed to on a case by case basis and documented as a written amendment to this agreement and signed by both PARTIES.

ARTICLE 10.  Revenue sharing

         All revenue from the sale of complete AMDC systems consisting of airborne hardware and control software supplied by DAEDALUS and ground data processing software (not including the basic ERDAS Imagine system) supplied by ERIM INT. will be shared in accordance with the Revenue Sharing Schedule in Attachment C. Revenue sharing will be based upon the net selling price for each AMDC system sold whether sold by DAEDALUS or ERIM INT. Net selling price shall mean the sale or lease price to third parties, less deductibles


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employed in normal royalty accounting practice, such as quantity, trade or prompt payment discounts, commissions paid to independent sales agents, container and packaging costs, transportation costs, sales and use taxes, insurance, delivery expenses and charges, allowances for returns, duty, tax or government charge on manufacture, sale, turnover or delivery, provided that container and packaging costs, transportation costs, insurance costs, and delivery expenses and charges shall be deducted only if and to the extent that the same are billed and invoiced by the seller to the customer separately from the product on which net selling price is to be determined. Such deductibles shall not be construed to include manufacturing costs or manufacturing overhead.

         All revenue sharing payments are to be made by the selling PARTY to the other PARTY within 30 days from the time that the selling PARTY receives final payment from the customer or, in the case of installment payments, within 30 days from the time each installment payment is received by the selling PARTY.

         The PARTIES agree that there will be no sharing of revenues earned by DAEDALUS for development and delivery of the prototype AMDC system to NASA.

ARTICLE 11.  Exchange of Proprietary Information

         ERIM INT. will maintain ownership of its Proprietary Information and Intellectual Property related to the software developed for the ground processing system. DAEDALUS will have no claims to any Proprietary Information and Intellectual Property of ERIM INT.

         DAEDALUS will maintain ownership of its Proprietary Information and Intellectual Property related to the AMDC. ERIM INT. will have no claims to any Proprietary Information and Intellectual Property of DAEDALUS.

         The definition, exchange and protection of proprietary information under this agreement will be in accordance with the "NONDISCLOSURE AGREEMENT" between DAEDALUS and ERIM INT. dated 28 February 1997, included herein by reference.

ARTICLE 12.  Term and Termination

          The term of this Agreement shall be one year and shall be automatically renewed yearly. However, after the initial one year term either party may terminate this Agreement by giving 30 days written notice to the other.

          Should DAEDALUS terminate this Agreement before ERIM INT. receives the sum of $100,000 through system sales, DAEDALUS agrees to pay the difference between $100,000 and the total received to the date of termination by ERIM INT. (If ERIM INT. had received $50,000 to date then DAEDALUS would pay ERIM $50,000.)


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          Upon termination of this Agreement, ERIM INT. shall continue to provide the software and honor all warranties and commitments for any existing sales. In addition, should ERIM INT. terminate this Agreement, ERIM INT. will continue to provide software and honor commitments for a six (6) month period following termination to allow DAEDALUS to find suitable replacement software.

         This Agreement shall also terminate upon the insolvency of the other party. Insolvency shall be defined as the filing by either party under any provision of the bankruptcy laws of the United States. Such termination shall enable the surviving party to acquire exclusively the technology of the other relating to the development of the AMDC System, to the extent allowed by law.

          Termination shall not effect the obligations of the parties in respect to the provisions listed in Article 11, Exchange of Proprietary Information.

 ARTICLE 13.  Assignment

         This Agreement may not be assigned in whole or in part by either PARTY without the prior written consent of the other PARTY; except upon the merger, consolidation, sale or other transfer of all or substantially all of the assets of either PARTY, provided that the surviving PARTY agrees to be bound in all respects by the provisions of the Agreement.

ARTICLE 14.  Entire Agreement

         This Agreement contains the entire understanding between the PARTIES hereto relating to the subject hereof. This Agreement may not be modified in any manner except by an instrument in writing signed by a duly authorized officer or representative of each of the PARTIES.

ARTICLE 15.  Governing Law

         This Agreement and any subsequent modifications thereto shall be governed by and construed in accordance with the laws of the State of Michigan.

ARTICLE 16.  Severability of Provisions

         In the event that one or more provision(s) of this Agreement are found unenforceable by law, the remaining provision(s) shall continue to have full force and effect.

ARTICLE 17.  Intellectual Property Infringement Indemnification

          DAEDALUS agrees to indemnify ERIM INT. and hold ERIM INT. harmless against any and all claims, suits, judgments, damages, costs and other charges, including attorney's fees


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as are asserted by a third party claiming that technology used or developed by
DAEDALUS herein, infringes upon such third party's patent, copyright, trademark, trade secret or other intellectual property right. Specifically and without limitation, DAEDALUS agrees to further indemnify and hold ERIM INT. harmless against any claims arising out of the performance by DAEDALUS or ERIM INT. under the terms of this Agreement which may be brought under US Patent No. 5,247,356 entitled "Method and Apparatus for Mapping and Measuring Land" presently held by Pictometry, Inc.

          To qualify for such indemnification defense ERIM INT. must:

         1.       give DAEDALUS prompt notice of any such claim, and

         2. allow DAEDALUS to control, and fully cooperate with DAEDALUS in, the defense and all related settlement negotiations.

          Article 17 sets forth ERIM INT. exclusive remedy against DAEDALUS with respect to any action or claim for alleged infringement of intellectual property rights.

          ERIM INT. agrees to indemnify DAEDALUS and hold DAEDALUS harmless against any and all claims, suits, judgments, damages, costs or other charges, including attorney's fees that are asserted by a third party claiming that use of ERIM INT. technology infringes upon such third party's patent, copyright, trademark, trade secret or other intellectual property right.

          To qualify for such indemnification defense DAEDALUS must:

         1.       give ERIM INT. prompt notice of any such claim, and

         2. allow ERIM INT. to control, and fully cooperate with DAEDALUS in, the defense and all related settlement negotiations.

          Article 17 sets forth DAEDALUS exclusive remedy against ERIM INT. with respect to any action or claim for alleged infringement of intellectual property rights.




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         IN WITNESS WHEREOF, the PARTIES have caused this Agreement to be duly executed in duplicate to become effective as of the day and year first written above.

DAEDALUS ENTERPRISES, INC.          ERIM INTERNATIONAL, INC.

By:      /s/ Thomas R. Ory          By:      /s/ Robert L. Henry, Jr.
         Thomas R. Ory                       Robert L. Henry, Jr.

Its:     President/CEO              Its:     Secretary and General Counsel

Date:    20 Oct. 1997               Date:    10/20/97




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